Exhibit 107.1

Calculation of Filing Fee Table

FORM S-8

(Form Type)

PROTO LABS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.001 par value per share	457(c) and (h)	1,236,000	$40.90	$50,552,400.00	0.0000927	$4,686.21
Total Offering Amounts					$50,552,400.00		$4,686,21
Total Fee Offsets							--
Net Fee Due							$4,686.21

(1)

The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provisions of the Proto Labs, Inc. 2022 Long-Term Incentive Plan. Accordingly, pursuant to Rule 416, this registration statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock that may become issuable by reason of such provisions.

(2)

Computed pursuant to Rule 457(c), in accordance with Rule 457(h)(1), on the basis of the average of the high and low reported sales prices on August 26, 2022 of a share of common stock on the New York Stock Exchange.